	Eye on Media Network, Inc.
	Pro Forma Balance Sheet
	November 30, 2013

			Assets
	Eye on South Florida		Eye on Media Network	Adjustments and Eliminations	Totals

Cash	$37,643		$2,470	$-	$40,113
Accounts receivable	6,400		-	-	6,400
Notes receivable	1,000		-	-	1,000
Prepaid expenses	3,830		-	-	3,830

Current assets	48,873		2,470	-	51,343

Property and Equipment	1,888,016			-	1,888,016
Other assets	-			-	-

Total assets	$1,936,889		$2,470	$-	$1,939,359

			Liabilities and Equity
Accounts payable and accruals	$3,067	$		$-	$3,067
Related party loan			6,000	-	6,000
					-
Current liabilities	3,067		6,000	-	9,067

Long-term debt	-		-	-	-

Common stock	2,469		27,690	(2,469)	27,690
Additional paid in capital	2,176,966		(24,690)	1,969	2,154,245
Retained earnings	(245,613)		(6,530)	500	(251,643)
					-
Total equity	1,933,822		(3,530)	-	1,930,292

Total liabilities and equity	$1,936,889		$2,470	$-	$1,939,359
					-

	Eye on South Florida, Inc.
	Pro Forma Income Statement
	November 30, 2013

	Eye on South Florida		Eye on Media Network	Adjustments and Eliminations	Totals

Revenues	$16,150		$-	$-	$16,150

Operating expenses
Contract labor	13,479		-	-	13,479
Professional fees	11,051		6,000	-	17,051
General and administrative	9,142		30	-	9,172
Depreciation	53,313		-	-	53,313
					-
	86,985		6,030	-	93,015

Net income (loss)	$(70,835)		$(6,030)	$-	$(76,865)

Notes to Pro Forma Financial Statements

The pro forma balance sheets present the balance sheet of Eye on South Florida (EOSF) as of November 30, 2013 and the balance sheet of Eye of Media Network (EOMN) after the issuance of shares to acquire EOSF as if the acquisition had occurred on the balance sheet date.  At November 30, 2013 EOMN would have only issued 24,690,000 shares to acquire 100% of the outstanding shares of EOSF.  At January 22, 2014, EOMN actually issued 24,725,000 shares to acquire 100% of the stock of EOSF.

On November 30, 2013, Eye on Media Network would have issued 24,690,000 shares to acquire 100% of the stock of Eye on South Florida.  This stock is shown issued at the par value  of EOMN since the transaction is recorded as a reverse merger.  The offset to the stock issued is posted to additional paid in capital.   In consolidation, the stock in EOSF that was held by EOMN was eliminated out, along with the retained deficit to date of EOMN.   The difference was posted to the additional paid in capital of the combined entity.   All the assets and liabilities of the combined entities survive intact.